UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2007

ACCESS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Stemmons Freeway, Suite 176 Dallas, Texas	75207

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(214) 905-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On April 18, 2007, Access Pharmaceuticals, Inc., a Delaware corporation (“Access”), Somanta Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Access and a Delaware corporation, and Somanta Pharmaceuticals, Inc., a Delaware corporation (“Somanta”), Somanta Incorporated, a Delaware corporation and a wholly-owned Subsidiary of Somanta, and Somanta Limited, a company organized under the laws of England and a wholly-owned Subsidiary of Somanta Incorporated entered into an Agreement and Plan of Merger (the “Merger Agreement”), as announced in the attached joint press release dated April 19, 2007. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly owned subsidiary of Access (the “Merger”). The Board of Directors of Access has unanimously approved the Merger and the Merger Agreement.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access’ common stock. No fractional shares of Access’s common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 1,000,000 shares of Access’ common stock. No fractional shares of Access’s preferred stock will be issued as a result of the Merger.

At April 18, 2007, there were 15,459,137 shares of Somanta common stock outstanding including 1,166,534 shares issuable upon the exercise of warrants that are expected to be exercised prior to the Effective Timeand 591.6 shares of Somanta preferred shares outstanding. At April 18, 2004, there were outstanding warrants to purchase 5,936,304 shares of Somanta common stock that are not expected to be exercised prior to the Effective Time and are expected to be converted into approximately 192,000 warrants (subject to adjustment as provided in the Merger Agreement) to acquire Access’ common stock at the Effective Time of the Merger.

The completion of the Merger is subject to various customary conditions, including obtaining the approval of the Somanta stockholders. The Merger is intended to qualify as a reorganization for federal income tax purposes.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Report as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Access or Somanta. In particular, the assertions embodied in the representations and warranties made by Somanta in the Merger Agreement are qualified by information in confidential disclosure schedules provided by Somanta to Access in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Access and Somanta rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Access or Somanta.

Item 8.01. Other Events

On April 19, 2007, Access issued a press release announcing that it entered into a definitive agreement to acquire Somanta.

The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., Somanta Acquisition Corporation, Somanta Pharmaceuticals, Inc., Somanta Incorporated and Somanta Limited, dated April 18, 2007.

99.1	Press release issued by Access Pharmaceuticals, Inc. and Somanta Pharmaceuticals, Inc. dated April 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS PHARMACEUTICALS, INC.

By:	/s/ Stephen B. Thompson

Stephen B. Thompson
Vice President, Chief Financial Officer

Date: April 19, 2007

Exhibit Index
Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., Somanta Acquisition Corporation, Somanta Pharmaceuticals, Inc., Somanta Incorporated and Somanta Limited, dated April 18, 2007.

99.1	Press release issued by Access Pharmaceuticals, Inc. and Somanta Pharmaceuticals, Inc. dated April 19, 2007.